RESULTS OF ANNUAL SHAREHOLDER VOTE

    An annual Meeting of Shareholders of the COMPANY was held at the Sheraton Detroit Novi, 21111 Haggerty Road, Novi,
Michigan, on July 29, 2004 for the following purposes:

    1. To elect six Directors to hold office until the next
    Annual Meeting of Shareholders or until their successors have been elected and qualified.


    Directors Elected at Meeting         Votes for
    ------------------------------       ---------------

    Joseph A. Ahern                      37,488,082
    Robert J. Cappelli                   37,621,858
    Dennis D. Johnson                    37,502,439
    Janice Loichle                       37,503,611
    Thomas L. Saeli                      37,507,777
    John C. Shoemaker                    37,634,308

    2. To ratify the selection of PricewaterhouseCoopers
    LLP as independent accountants of the COMPANY for the fiscal year ending December 31, 2004.

       Votes For:                       37,233,378
       Votes Against:                      103,402
       Votes to Abstain:                   600,058